Exhibit 99.1

COMBINATION AGREEMENT

by and among

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC.,

HEXION LLC,

MERCURY SUB 1 LLC,

MERCURY SUB 2 LLC,

HEXION NEWCO 1, LLC

and

HEXION NEWCO 2, LLC

Dated as of September 11, 2010

	(d)	SEC Documents; Financial Statements; Regulatory Reports; Undisclosed Liabilities	12
	(e)	Information Supplied	13
	(f)	Compliance with Applicable Laws and Reporting Requirements	13
	(g)	Legal Proceedings	14
	(h)	Taxes	14
	(i)	Certain Agreements	15
	(j)	Benefit Plans	16
	(k)	Subsidiaries	16
	(l)	Agreements with Regulators	17
	(m)	Absence of Certain Changes or Events	17
	(n)	Board Approval	17
	(o)	Vote Required	17
	(p)	Properties	17
	(q)	Intellectual Property	18
	(r)	Brokers or Finders	18
	(s)	Opinion of Hexion Financial Advisor	18
	(t)	Newcos	18
	(u)	Affiliate Transactions	18
3.2	Representations and Warranties of Momentive		19
	(a)	Organization, Standing and Power	19
	(b)	Capital Structure	19
	(c)	Authority	21
	(d)	SEC Documents; Financial Statements; Regulatory Reports; Undisclosed Liabilities	22
	(e)	Information Supplied	23
	(f)	Compliance with Applicable Laws and Reporting Requirements	23
	(g)	Legal Proceedings	24
	(h)	Taxes	24
	(i)	Certain Agreements	25
	(j)	Benefit Plans	25
	(k)	Subsidiaries	26
	(l)	Agreements with Regulators	26
	(m)	Absence of Certain Changes or Events	26
	(n)	Board Approval	27
	(o)	Vote Required	27
	(p)	Properties	27
	(q)	Intellectual Property	27
	(r)	Brokers or Finders	28
	(s)	Opinion of Hexion Financial Advisor	28
	(t)	Newcos	28
	(u)	Affiliate Transactions	28

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1	Covenants of Hexion		28
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	(a)	Ordinary Course	29
	(b)	Dividends; Changes in Stock	29
	(c)	Issuance of Securities	29
	(d)	Governing Documents, Etc.	30
	(e)	No Acquisitions	30
	(f)	No Dispositions	30
	(g)	Indebtedness	30
	(h)	Other Actions	31
	(i)	Accounting Methods	31
	(j)	Tax-Free Treatment	31
	(k)	Compensation and Benefit Plans	31
	(l)	No Liquidation	32
	(m)	Other Agreements	32
4.2	Covenants of Momentive		32
	(a)	Ordinary Course	32
	(b)	Dividends; Changes in Stock	32
	(c)	Issuance of Securities	33
	(d)	Governing Documents, Etc.	33
	(e)	No Acquisitions	33
	(f)	No Dispositions	33
	(g)	Indebtedness	34
	(h)	Other Actions	34
	(i)	Accounting Methods	34
	(j)	Tax-Free Treatment	34
	(k)	Compensation and Benefit Plans	34
	(l)	No Liquidation	35
	(m)	Other Agreements	35
4.3	Transition		35
4.4	Advice of Changes; Government Filings		36
4.5	Control of Other Party's Business		36

ARTICLE V
ADDITIONAL AGREEMENTS

5.1	Preparation of Information Statement		36
5.2	Access to Information		37
5.3	Reasonable Best Efforts		38
5.4	Fees and Expenses		38
5.5	Indemnification; Directors’ and Officers’ Insurance		38
5.6	Hexion Options and Other Equity-Based Awards		40
5.7	Momentive Stock Options and Other Equity-Based Awards		41
5.8	Public Announcements		43
5.9	Investment Commitment Amendment		43
5.10	Shared Services Agreement		43
5.11	Additional Agreements		43
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ARTICLE VI
CONDITIONS PRECEDENT

6.1	Conditions to Each Party’s Obligation To Effect the Transaction	43
	(a) Equityholder Approval	44
	(b) Other Approvals	44
	(c) No Injunctions or Restraints; Illegality	44
	(d) Burdensome Condition	44
6.2	Conditions to Obligations of Hexion	44
	(a) Representations and Warranties	44
	(b) Performance of Obligations of Momentive	45
6.3	Conditions to Obligations of Momentive	45
	(a) Representations and Warranties	45
	(b) Performance of Obligations of Hexion	45

ARTICLE VII
TERMINATION AND AMENDMENT

7.1	Termination	45
7.2	Effect of Termination	46
7.3	Amendment	46
7.4	Extension; Waiver	46

ARTICLE VIII
GENERAL PROVISIONS

8.1	Non-Survival of Representations, Warranties and Agreements	47
8.2	Notices	47
8.3	Interpretation	48
8.4	Counterparts	48
8.5	Entire Agreement; No Third-Party Beneficiaries	48
8.6	Limitation of Liability	48
8.7	Governing Law	49
8.8	Severability	49
8.9	Assignment	49
8.10	Submission to Jurisdiction	49
8.11	Enforcement	50
8.12	WAIVER OF JURY TRIAL	50
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INDEX OF DEFINED TERMS

Section
Acquisitions	4.1(e)
Agreement	Preamble
Benefit Plans	3.1(j)(i)
Certificate	2.6(a)
Certificates	2.6(a)
Closing	1.5
Closing Date	1.5
Code	Recitals
DGCL	Recitals
Dissenting Shares	2.5
Effective Time	1.2
ERISA	3.1(j)(i)
Exchange Act	3.1(d)
Exchange Agent	2.6(a)
Exchange Fund	2.6(a)
Foreign Antitrust Approvals	3.1(c)(iii)
Governmental Entity	3.1(c)(iii)
Hexion	Preamble
Hexion Benefit Plans	3.1(j)(i)
Hexion Board Approval	3.1(n)
Hexion Certificate	2.6(a)
Hexion Certificates	2.6(a)
Hexion Contracts	3.1(i)
Hexion Disclosure Schedule	3.1
Hexion Exchange Ratio	2.3(c)
Hexion Incentive Plans	3.1(b)(i)
Hexion Intellectual Property	3.1(q)
Hexion Merger	Recitals
Hexion Merger Certificate	1.2
Hexion Operating Agreement	3.1(b)(iii)
Hexion Permits	3.1(f)
Hexion SEC Documents	3.1(d)
Hexion Surviving Company	1.1
Hexion Surviving Company Units	2.1(c)
Hexion Units	2.1
Holdco	1.3
Holdco Merger	Recitals
Holdco Merger Certificate	1.3
Holdco Merger Effective Time	1.3
HSR Act	3.1(c)(iii)
Indemnified Liabilities	5.5(a)
Indemnified Parties	5.5(a)
Information Statement	5.1
Injunction.	6.1(c)
LLC Act	Recitals
material	3.1(a)
material adverse effect	3.1(a)
Momentive	Preamble
Momentive Benefit Plans	3.2(j)
Momentive Board Approval	3.2(n)
Momentive Certificate	2.6(a)
Momentive Certificates	2.6(a)
Momentive Common Stock	2.2
Momentive Contracts	3.2(i)
Momentive Disclosure Schedule	3.2
Momentive Exchange Ratio	2.2(b)
Momentive Incentive Plan	3.2(b)
Momentive Intellectual Property	3.2(q)
Momentive Merger	Recitals
Momentive Merger Certificate	1.2
Momentive Merger Consideration	2.2(b)
Momentive Permits	3.2(f)
Momentive Preferred Stock	2.2, 3.2(b)
Momentive SEC Documents	3.2(d)(i)
Momentive Surviving Corporation	1.1
Momentive Warrants	3.2(b)
Newco H1	Preamble
Newco H2	Preamble
Newco M1	Preamble
Newco M2	Preamble
Related Party	8.6
Required Hexion Consent	Recitals
Required Momentive Consent	Recitals
Requisite Regulatory Approvals	6.1(b)
SEC	3.1
Securities Act	3.1(b)(iii)
Shared Services Agreement	5.10
Subsidiary	3.1(a)
tax, taxes, taxable	3.1(h)
Transaction	Recitals
Violation	3.1(c)(ii)
Voting Debt	3.1(b)(ii)

This COMBINATION AGREEMENT, dated as of September 11, 2010 (this “Agreement”), is by and among MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC., a Delaware corporation (“Momentive”), HEXION LLC, a Delaware limited liability company (“Hexion”), MERCURY SUB 1 LLC, a Delaware limited liability company and direct wholly owned subsidiary of Momentive (“Newco M1”), MERCURY SUB 2 LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Newco M1 (“Newco M2”), HEXION NEWCO 1, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Hexion (“Newco H1”), and HEXION NEWCO 2, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Newco H1 (“Newco H2”).

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, (a) Newco H2 will merge with and into Hexion, with Hexion surviving as a wholly owned subsidiary of Newco H1 (as described in clause (a) of Section 1.1, the “Hexion Merger”); (b) concurrently with the Hexion Merger, Newco M2 will merge with and into Momentive, with Momentive surviving as a wholly owned subsidiary of Newco M1 (as described in clause (b) of Section 1.1, the “Momentive Merger”); and (c) following the Hexion Merger and the Momentive Merger, Newco H1 will merge with and into Newco M1, with Newco M1 as the surviving entity (as described in Section 1.3, the “Holdco Merger” and, collectively with the Hexion Merger and the Momentive Merger, the “Transaction”);

WHEREAS, the Board of Directors of Momentive and the Board of Managers of Hexion have each determined that the Transaction is consistent with, and in furtherance of, the business strategies and goals of their respective company;

WHEREAS, this Agreement is a plan of merger for purposes of Sections 251 and 264 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (the “LLC Act”);

WHEREAS, immediately following the execution and delivery of this Agreement, the holders of a majority of the outstanding shares of Momentive Common Stock intend to deliver to Momentive a written consent in lieu of a meeting, in accordance with Section 228 of the DGCL, pursuant to which such stockholders approve the Momentive Merger, adopt this Agreement and, to the extent necessary, approve the transactions contemplated hereby (such majority approval, “Required Momentive Consent”);

WHEREAS, immediately following the execution and delivery of this Agreement, holders of a majority of the interests of Hexion intend to approve the Hexion Merger in accordance with Section 18-209 of the LLC Act (such majority approval, the (the “Required Hexion Consent”);

WHEREAS, immediately following the execution and delivery of this Agreement, Momentive, as sole equityholder of Newco M1, intends to approve the Holdco Merger in accordance with Section 18-209 of the LLC Act; Newco M1, as sole equityholder of Newco M2, intends to approve the Momentive Merger in accordance with Section 18-209 of the LLC Act;

WHEREAS, immediately following the execution and delivery of this Agreement, Hexion, as sole equityholder of Newco H1, intends to approve the Holdco Merger in accordance with Section 18-209 of the LLC Act, and Newco H1, as sole equityholder of Newco H2, intends to approve the Hexion Merger in accordance with Section 18-209 of the LLC Act;

WHEREAS, Momentive and Hexion desire to make certain representations, warranties and agreements in connection with the Transaction and also to prescribe various conditions to the Transaction; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Momentive Merger, the Hexion Merger and the Holdco Merger, taken together, shall qualify as a tax-free transaction described in Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
THE MERGERS

1.1.            Hexion Merger and Momentive Merger.  On the terms and subject to the conditions set forth in this Agreement, at the Effective Time:

(a)                the Hexion Merger will occur in accordance with Section 18-209 of the LLC Act, pursuant to which Newco H2 will merge with and into Hexion, with Hexion surviving the Hexion Merger as a wholly owned subsidiary of Newco H1 (such surviving company, the “Hexion Surviving Company”); and

(b)               the Momentive Merger will occur in accordance with Section 264 of the DGCL, pursuant to which Newco M2 will merge with and into Momentive, with Momentive surviving the Momentive Merger as a wholly owned subsidiary of Newco M1 (such surviving company, the “Momentive Surviving Corporation”).

1.2.            Effective Time.  Subject to the provisions of this Agreement, at the Closing, Hexion will cause a certificate of merger (the “Hexion Merger Certificate”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 18-209(c) of the LLC Act, and Momentive will cause a certificate of merger (the “Momentive Merger Certificate”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 264(c) of the DGCL.  Each of the Hexion Merger Certificate and Momentive Merger Certificate will specify a time (which shall be the same time) on the Closing Date at which each of the Hexion Merger and the Momentive Merger shall become effective (the “Effective Time”).

1.3.            Holdco Merger.  Immediately following the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the Holdco Merger shall occur in accordance with the Section 18-209 of the LLC Act, pursuant to which Newco H1 will merge with and into Newco M1, with Newco M1 as the surviving entity (such surviving entity,

“Holdco”), except that immediately prior to the Effective Time the operating agreement of Holdco shall be amended and restated in the form agreed between the parties.  Subject to the provisions of this Agreement, at the Closing and immediately following the confirmation by the Secretary of State of the State of Delaware of the filing of the Hexion Merger Certificate and the Momentive Merger Certificate, Holdco will cause a certificate of merger (the “Holdco Merger Certificate”) relating to the Holdco Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 18-209(c) of the LLC Act (the time at which the Holdco Merger becomes effective, the “Holdco Merger Effective Time”).

1.4.            Effects of the Mergers.  The Hexion Merger, the Momentive Merger and the Holdco Merger shall have the effects set forth in this Agreement, the applicable provisions of the DGCL and the applicable provisions of the LLC Act.

1.5.            Closing.  The closing of the Hexion Merger, Momentive Merger and Holdco Merger (the “Closing”) will take place on the date (the “Closing Date”) that is the later of (a) October 1, 2010 or (b) the third business day after the satisfaction or waiver (subject to applicable law) of all conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date but subject to the satisfaction or waiver of such conditions) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another date or place is agreed to in writing by the parties hereto.

ARTICLE II
EFFECT OF THE MERGERS

2.1.            Effect of Hexion Merger.  As of the Effective Time, by virtue of the Hexion Merger and without any further action on the part of the holder of any units of Hexion (“Hexion Units”) or any member of Newco H2:

(a)                Cancellation of Treasury Interests and Newco H1 Interests Held by Hexion.  Any Hexion Units that are owned by Hexion immediately prior to the Effective Time and any membership interests of Newco H2 that are owned by Newco H2 immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.  Any Newco H1 membership interests held by Hexion shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b)               Conversion of Hexion Units.  Each Hexion Unit outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable common unit of Newco H1.  Except as set forth in the prior sentence, all Hexion Units shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such Hexion Units shall thereafter represent the right to receive the number of Newco H1 common units percentage interest in Newco H1 into which such Hexion Units have been converted.

(c)                Conversion of Newco H2 Membership Interests.  All of the membership interests of Newco H2 outstanding immediately prior to the Effective Time shall be converted into 100 fully paid and nonassessable units of the Hexion Surviving Company (“Hexion Surviving Company Units”).  Except as set forth in the prior sentence, all membership interests of Newco H2 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

2.2.            Effect of Momentive Merger.  As of the Effective Time, by virtue of the Momentive Merger and without any further action on the part of the holder of any shares of Common Stock, par value $0.01 per share (“Momentive Common Stock”) or Momentive 13% Series A Cumulative Preferred Stock, par value $0.01 per share (“Momentive Preferred Stock”), of Momentive or any membership interests of Newco M2:

(a)                Cancellation of Treasury Stock and Interests and Newco M1 Interests Held by Momentive.  Any shares of Momentive Common Stock or Momentive Preferred Stock that are owned by Momentive immediately prior to the Effective Time and any membership interests of Newco M2 that are owned by Newco M2 immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.  Any Newco M1 membership interests held by Momentive shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b)               Conversion of Momentive Common Stock.  Each share of Momentive Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be converted into 38.5518 (the “Momentive Exchange Ratio”) fully paid and nonassessable common units of Newco M1; provided that the aggregate number of common units of Newco M1 to be received by a former holder of Momentive Common Stock in such exchange shall be rounded to the nearest whole number (i.e., rounding up any fractional portion of 0.50 or greater and rounding down any fractional portion less than 0.50). (the “Momentive Merger Consideration”).  Except as set forth in the prior sentence, all such shares of Momentive Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the number of Newco M1 common units into which such shares have been converted.

(c)                Momentive Preferred Stock.  Each share of Momentive Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding as a share of preferred stock of the Momentive Surviving Corporation.

(d)               Conversion of Newco M2 Membership Interests.  All of the membership interests of Newco M2 outstanding immediately prior to the Effective Time shall be converted into 100 fully paid and nonassessable shares of common stock of the Momentive Surviving Corporation.  Except as set forth in the prior sentence, all membership interests of Newco M2 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

2.3.            Effect of Holdco Merger.  As of the Holdco Merger Effective Time, by virtue of the Holdco Merger and without any further action on the part of the holder of any units of Newco H1 or Newco M1:

(a)                Cancellation of Treasury Interests.  Any common units of Newco H1 that are owned by Newco H1, and any common units of Newco M1 that are owned by Newco M1, immediately prior to the Holdco Merger Effective Time shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b)               Newco M1 Units.  Each common unit of Newco M1 issued and outstanding immediately prior to Holdco Merger Effective Time shall remain outstanding as a common unit of Holdco.

(c)                Conversion of Newco H1 Units.  Each common unit of Newco H1 issued and outstanding immediately prior to the Holdco Merger Effective Time shall be converted into one (the “Hexion Exchange Ratio”) common unit of Holdco.  Except as set forth in the prior sentence, all such units of Newco H1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

2.4.            Adjustments.  If at any time during the period between the date of this Agreement and the Closing any change in the outstanding shares of capital stock of Momentive or the outstanding units of Hexion, or in the securities convertible or exchangeable into or exercisable for such shares or units, shall occur as a result of any reclassification, recapitalization, stock or unit split (including a reverse stock or unit split) or subdivision or combination, exchange or readjustment of shares or units, or any stock or unit dividend or stock or unit distribution with a record date during such period, merger or other similar transaction, the Momentive Exchange Ratio and the Hexion Exchange Ratio shall be equitably adjusted to reflect such change; provided that nothing in this Section 2.4 shall be construed to permit any party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.5.            Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, (a) if the Effective Time shall occur on or after the 21st day following the mailing by Momentive of the Information Statement to the Momentive stockholders (such 21st day, the “Dissenting Deadline”), then shares of Momentive Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by holders of such Momentive Common Stock who have properly perfected their right of appraisal within the meaning of Section 262 DGCL (the “Dissenting Shares”) shall not be converted into common units of Holdco in accordance with Sections 2.2(b) and 2.3(b), but instead shall be cancelled and converted into the right to receive payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL; and (b) if the Effective Time shall occur prior to Dissenting Deadline, then shares of Momentive Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by holders of such Momentive Common Stock who have not voted in favor of or consented to the Momentive Merger and the Holdco Merger prior to the Effective Time will be treated as Dissenting Shares and shall not be converted into common units of Holdco in accordance with Sections 2.2(b) and 2.3(b) until the earlier of (i) the Dissenting Deadline; and (ii) the date on which such holder has provided its written approval or consent to the Momentive Merger and the Holdco Merger; provided that, if on or prior to the Dissenting Deadline, such holder has properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL, then, notwithstanding the foregoing, such shares of Momentive Common Stock will not be converted into common units of Holdco in accordance with Sections 2.2(b) and 2.3(b), but instead will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; provided, further, that, in each of cases (a) and (b), if, at any time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of Momentive Common Stock held by such person shall be converted into one common unit of Holdco in accordance with Sections 2.2(b) and 2.3(b).  At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.

2.6.            Exchange of Certificates.

(a)                Exchange Agent.  Holdco shall serve as the exchange agent in connection with the Momentive Merger and the Hexion Merger (the “Exchange Agent”).  Therefore, immediately following the Effective Time, Holdco shall hold (i) for the benefit of the holders of certificates or evidence of shares in book entry form that immediately prior to the Effective Time evidenced shares of Momentive Common Stock (each a “Momentive Certificate” and, collectively, the “Momentive Certificates”), for exchange in accordance with this Article II, the common units of Newco M1 issuable pursuant to Section 2.1 in exchange for such shares and, immediately following the Holdco Merger Effective Time, Holdco shall hold, for the benefit of the holders of Momentive Certificates that have not yet been exchanged for common units of Newco M1, the common units of Holdco outstanding pursuant to Section 2.3(b) in respect of the common units of Newco M1 issuable pursuant to Section 2.2(b) in exchange for such shares and (ii) for the benefit of the holders of certificates or evidence of Hexion Units in book entry form that immediately prior to the Effective Time evidenced Hexion Units (each a “Hexion Certificate” and, collectively, the “Hexion Certificates” and, together with the Momentive Certificates, each a “Certificate” and, collectively, the “Certificates”), for exchange in accordance with this Article II, the common units of Newco H1 issuable pursuant to Section 2.1(b) in exchange for such Hexion Units and, immediately following the Holdco Merger Effective Time, Holdco shall hold, for the benefit of the holders of Hexion Certificates that have not yet been exchanged for common units of Newco H1, the common units of Holdco issuable pursuant to Section 2.3(b) in exchange for the common units of Newco H1 issuable pursuant to Section 2.2(b) in exchange for such units.  Such common units of Newco M1, Newco H1 or Holdco, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund.”

(b)               Exchange Procedures.  As soon as reasonably practicable after the Holdco Merger Effective Time, the Exchange Agent shall send or provide to each holder of record of shares of Momentive Common Stock immediately prior to the Effective Time whose shares were converted into common units of Newco M1 pursuant to Section 2.2(b), which common units remained outstanding as common units of Holdco following the Holdco Merger, and to each holder of record of Hexion Units immediately prior to the

Effective Time whose units were converted into common units of Newco H1 pursuant to Section 2.1(b), which common units were converted into common units of Holdco following the Holdco Merger, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Momentive and Hexion may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for uncertificated common units of Holdco.  Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor such uncertificated common units of Holdco as such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of Momentive Common Stock or Hexion Units that is not registered in the transfer records of Momentive or Hexion, respectively, uncertificated common units of Holdco may be issued to a transferee if the Certificate representing such Momentive Common Stock or Hexion Units is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.6, each Certificate shall be deemed at any time after the Effective Time to represent only the common units of Newco M1 or Newco H1 into which the shares of Momentive Common Stock or Hexion Units, as applicable, represented by such Certificate have been converted as provided in this Article II and, at any time after the Holdco Merger Effective Time, to represent only the common units of Holdco.

(c)                Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made with respect to common units of Newco M1, Newco H1 or Holdco with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate.  Subject to the effect of applicable laws, following the surrender of any such Certificate, there shall be paid to the holder of the common units of Newco M1, Newco H1 or Holdco issued in exchange therefor, without interest, (i) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such common units of Newco M1, Newco H1 or Holdco, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such common units of Newco M1, Newco H1 or Holdco.

(d)               Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the stockholders of Momentive or holders of Hexion Units for six months after the Holdco Merger Effective Time shall be delivered to Holdco, upon demand, and any stockholders of Momentive or holders of Hexion Units, as applicable, who have not theretofore complied with this Article II shall thereafter look only to Holdco for payment of their claim for common units of Holdco and any dividends or distributions with respect to common units of Holdco.

(e)                No Liability.  None of Momentive, Hexion, Newco H1, Newco H2, Newco M1, Newco M2 or Holdco shall be liable to any holder of shares of Momentive Common Stock or Hexion Units for common units of Newco M1, Newco H1 or Holdco (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)                 Withholding.  The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Momentive Common Stock or Momentive Preferred Stock, Hexion Units, membership interests of Holdco, Newco H1, or Newco M1, or membership interests of Newco H2 or Newco M2, or Dissenting Shares, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Momentive Common Stock or Momentive Preferred Stock, Hexion Units, membership interests of Holdco, Newco H1, or Newco M1, or membership interests of Newco H2 or Newco M2, or Dissenting Shares, in respect of which such deduction and withholding was made by the Exchange Agent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1.            Representations and Warranties of Hexion.  Except (x) as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Hexion to Momentive concurrently herewith (the “Hexion Disclosure Schedule”) (provided that any information set forth in one section of the Hexion Disclosure Schedule also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent); or (y) as disclosed in the Hexion SEC Documents (but excluding any Risk Factors disclosure or similar cautionary or precatory language) filed with the U.S. Securities and Exchange Commission (the “SEC”) prior to the date hereof, Hexion represents and warrants to Momentive as follows:

(a)                Organization, Standing and Power.  Each of Hexion and its Subsidiaries (including Newco H1 and Newco H2) is a corporation, limited liability company or partnership duly organized, validly existing and, as applicable, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Hexion.  The copies, if any, of the Operating Agreement, Certificate of Incorporation and Bylaws (or equivalent) of each of Hexion and its Subsidiaries previously furnished to Momentive, are true, complete and correct copies of such documents as in effect on the date of this Agreement.  As used in this Agreement, (i) the word “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (y) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; (ii) any reference to any event, change or effect being “material” with respect to any entity means an event, change or effect that is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole; and (iii) the term “material adverse effect” means, with respect to any entity, a material adverse effect on (A) the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole or (B) on the ability of such entity to perform its obligations hereunder; provided that, in any such case referred to in clause (ii) or (iii)(A), the following shall not be deemed “material” or to have a “material adverse effect”:  any change or event caused by or resulting from (1) changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere; (2) changes in U.S. or foreign securities markets, including changes in price levels or trading volumes; (3) changes or events, after the date hereof, affecting the United States or global specialty chemicals industry generally and not specifically relating to Hexion or Momentive or their respective Subsidiaries, as the case may be; (4) changes, after the date hereof, in generally accepted accounting principles; (5) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity; (6) actions or omissions of Momentive or Hexion taken with the prior written consent of the other or required hereunder; (7) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement or pendency thereof; or (8) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located.

(b)               Capital Structure.

(i)                  The authorized limited liability company interests of Hexion consists of 200,000,000 Hexion Units.  As of the close of business on September 8, 2010, 81,934,679 common units of Hexion were issued and outstanding, 4,042,605 Hexion Units were reserved for issuance upon the exercise or payment of outstanding equity options, equity units or other awards or pursuant to Hexion’s 2004 Deferred Compensation Plan and 2007 Long-Term Incentive Plan (the “Hexion Incentive Plans”), and no Hexion Units were held by Hexion in its treasury or by its Subsidiaries.  All outstanding Hexion Units have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.  The Hexion Units that may be issued pursuant to the Hexion Incentive Plans have been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and non-assessable and not subject to preemptive rights.  No Subsidiary of Hexion owns or holds any Hexion Units.

(ii)                No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of Hexion Units may vote (“Voting Debt”) are issued or outstanding.

(iii)               Except for (A) this Agreement, (B) the Operating Agreement, dated May 31, 2005 (the “Hexion Operating Agreement”), (C) options or awards issued under the Hexion Incentive Plans, which represented, as of September 8, 2010, the right to acquire up to an aggregate of 3,181,308 Hexion Units, (D) restricted unit awards and deferred common stock units representing, as of September 8, 2010, the right to acquire up to 861,297 Hexion Units, (E) the Hexion Incentive Plans, and (F) the commitment letter, dated March 3, 2009, by and among Hexion, Hexion Specialty Chemicals, Inc., Euro VI (BC) S. à r. l., Euro V (BC) S. à r. l. and AAA Co-Invest VI (EHS-BC) S. à r. l., there are no options, warrants, calls, rights, commitments or agreements of any character to which Hexion or any Subsidiary of Hexion is a party or by which it or any such Subsidiary is bound obligating Hexion or any Subsidiary of Hexion to issue, deliver or sell, or cause to be issued, delivered or sold, additional interests in or any Voting Debt or appreciation rights of Hexion or of any Subsidiary of Hexion or obligating Hexion or any Subsidiary of Hexion to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding contractual obligations of Hexion or any of its Subsidiaries (I) to repurchase, redeem or otherwise acquire any units of interest of Hexion or any of its Subsidiaries or (II) pursuant to which Hexion or any of its Subsidiaries is or could be required to register Hexion Units or other securities under the Securities Act of 1933, as amended (the “Securities Act”), except that certain Amended and Restated Investor Rights Agreement, dated as of May 31, 2005 among Hexion, Hexion Specialty Chemicals, Inc. and the other parties named therein.

(iv)              Since September 8, 2010, Hexion has not (A) issued or permitted to be issued any Hexion Units, appreciation rights or securities exercisable or exchangeable for or convertible into units of interest of Hexion or any of its Subsidiaries, other than pursuant to and as required by the terms of the Hexion Incentive Plans, and any employee stock options and other awards issued prior to September 8, 2010 under the Hexion Incentive Plans; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Hexion Subsidiaries, any units or other equity interests of Hexion or any of its Subsidiaries; or (C) declared, set aside, made or paid to the holders of Hexion Units dividends or other distributions on the outstanding Hexion Units.

(v)                Any units issued by Newco H1 in connection with the Hexion Merger will be validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and shall be free and clear of liens and encumbrances.

(c)                Authority.

(i)                  Hexion has all requisite power and authority to enter into this Agreement and, subject in the case of the consummation of the Hexion Merger and the Holdco Merger to obtaining the Required Hexion Consent, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Hexion, subject in the case of the consummation of the Hexion Merger and the Holdco Merger to obtaining the Required Hexion Consent.  This Agreement has been duly executed and delivered by Hexion and constitutes a valid and binding obligation of Hexion, enforceable against Hexion in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii)                The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Operating Agreement of Hexion or the Operating Agreement, Certificate of Incorporation or Bylaws (or equivalent) of any Subsidiary of Hexion, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Hexion Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Hexion or any Subsidiary of Hexion or their respective properties or assets, which Violation, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Hexion, disregarding, for purposes of this subsection only, the carveout set forth in clause (6) of the definition of “material adverse effect.”

(iii)               No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a “Governmental Entity”), is required by or with respect to Hexion or any Subsidiary of Hexion in connection with the execution and delivery of this Agreement by Hexion or the consummation by Hexion of the transactions contemplated hereby, the failure to make or obtain which would have a material adverse effect on Hexion, except for (A) the filing of a certificate of merger relating to the Hexion Merger with the Secretary of State of the State of Delaware, (B) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal or state securities laws, (C) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (D) such filings, approvals and authorizations as may be required pursuant to applicable antitrust or competition laws of any foreign Governmental Entity (the “Foreign Antitrust Approvals”).

(d)               SEC Documents; Financial Statements; Regulatory Reports; Undisclosed Liabilities.

(i)                  Hexion Specialty Chemicals, Inc. has filed all required reports, schedules, registration statements and other documents with the SEC since January 1, 2008 (the “Hexion SEC Documents”).  As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Hexion SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Hexion SEC Documents, and none of the Hexion SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements included in the Hexion SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Hexion Specialty Chemicals, Inc. and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(ii)                Other than the Hexion SEC Documents, which are addressed in clause (i) above, Hexion and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2008 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments is not reasonably likely to have, either individually or in the aggregate, a material adverse effect on Hexion.

(iii)               Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Hexion Specialty Chemicals, Inc. as of December 31, 2009 included in the Hexion SEC Documents, as filed with the SEC, (B) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Hexion Specialty Chemicals, Inc. as of June 30, 2010 included in the Hexion SEC Documents, as filed with the SEC, (C) liabilities incurred since June 30, 2010 in the ordinary course of business consistent with past practice, and (D) liabilities that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Hexion, Hexion and its Subsidiaries do not have, and since December 31, 2009 Hexion and its Subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Hexion Specialty Chemicals, Inc.’s financial statements in accordance with generally accepted accounting principles).

(iv)              Hexion has engaged in no material business activity other than acting as the holding company of Hexion Specialty Chemicals, Inc. and has incurred no material liabilities other than guarantees and other credit supports in favor of Hexion Specialty Chemicals, Inc. and its Subsidiaries.

(e)                Information Supplied.  None of the information supplied or to be supplied by Hexion for inclusion or incorporation by reference in the Information Statement will, at the date of mailing to stockholders of Momentive in connection with the Transaction, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f)                 Compliance with Applicable Laws and Reporting Requirements.

(i)                  Hexion and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of Hexion and its Subsidiaries, taken as a whole (the “Hexion Permits”), and Hexion and its Subsidiaries are in compliance with the terms of the Hexion Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Hexion.  The businesses of Hexion and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity (including but not limited to the Sarbanes-Oxley Act of 2002 and the USA

PATRIOT Act of 2001), except for possible violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on Hexion.  To the knowledge of Hexion, no investigation by any Governmental Entity with respect to Hexion or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Hexion.

(ii)                The records, systems, controls, data and information of Hexion and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Hexion or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence.  Hexion and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles.  Hexion (A) has designed disclosure controls and procedures to ensure that material information relating to Hexion, including its consolidated Subsidiaries, is made known to the management of Hexion by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Hexion’s auditors and the audit committee of Hexion’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Hexion’s ability to record, process, summarize and report financial data and have identified for Hexion’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Hexion’s internal controls.  Hexion has made available to Momentive a summary of any such disclosure made by management to Hexion’s auditors and audit committee since December 31, 2009.

(g)                Legal Proceedings.  There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Hexion, threatened, against or affecting Hexion or any Subsidiary of Hexion as to which there is a significant possibility of an adverse outcome that would, individually or in the aggregate, have a material adverse effect on Hexion, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Hexion or any Subsidiary of Hexion having, or that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Hexion or on the Hexion Surviving Company.

(h)                Taxes.  Except as would not reasonably be expected to have a material adverse effect:  (i) Hexion and each of its Subsidiaries have filed all tax returns required to be filed by any of them and have paid (or Hexion has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent financial statements contained in the Hexion SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by Hexion and its Subsidiaries accrued through the date of such financial statements; and (ii) no deficiencies or other claims for any taxes have been proposed, asserted or assessed against Hexion or any of its Subsidiaries that are not adequately reserved for.  Hexion is classified as a corporation for federal income tax purposes.  No election has been filed to classify Newco H1 or Newco H2 as a corporation for federal income tax purposes.  For the purpose of this Agreement, the term “tax” (including, with correlative meaning, the terms “taxes” and “taxable”) shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

(i)                  Certain Agreements.  Except for this Agreement, neither Hexion nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $5 million or more per annum; (ii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (iii) that limits the ability of Hexion or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or that requires referrals of business or requires Hexion or any of its affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to Hexion and its Subsidiaries taken as a whole; (iv) with or to a labor union or guild (including any collective bargaining agreement); (v) in the case of a Hexion Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; or (vi) that would prohibit or delay in any material respect the consummation of any of the transactions contemplated by this Agreement.  Hexion has previously made available to Momentive complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.1(i) (collectively referred to herein as the “Hexion Contracts”).  All of the Hexion Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Hexion.  Neither Hexion nor any of its Subsidiaries has, and to the knowledge of Hexion, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Hexion Contract, except in each case for those violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on Hexion.

(j)                 Benefit Plans.

(i)                  With respect to each employee benefit plan (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any employee or former employee of Hexion or any of its Subsidiaries has any present or future right to benefits that is maintained or contributed to by Hexion or any of its Subsidiaries or under which Hexion or any of its Subsidiaries has any present or future liability (the “Hexion Benefit Plans”), Hexion has made available, or within 30 days after the execution hereof will make available upon request, to Momentive a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) such Hexion Benefit Plan, (C) each trust agreement relating to such Hexion Benefit Plan, (D) the most recent summary plan description for each Hexion Benefit Plan for which a summary plan description is required by ERISA, (E) the most recent actuarial report or valuation relating to a Hexion Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any Hexion Benefit Plan qualified under Section 401(a) of the Code.

(ii)                Except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Hexion or any of its Subsidiaries with respect to each Hexion Benefit Plan, Hexion and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Hexion Benefit Plans and each Hexion Benefit Plan has been administered in all material respects in accordance with its terms.

(iii)               No Hexion Benefit Plan exists that could result in the payment to any present or former employee of Hexion or any Subsidiary of Hexion of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Hexion or any Subsidiary of Hexion as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

(k)               Subsidiaries.  All of the shares of capital stock or other equity interests of each of the Subsidiaries held by Hexion or by another Subsidiary of Hexion are fully paid and nonassessable and are owned by Hexion or a Subsidiary of Hexion free and clear of any claim, lien or encumbrance.

(l)                  Agreements with Regulators.  Neither Hexion nor any Subsidiary of Hexion is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Hexion been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions.

(m)              Absence of Certain Changes or Events.  Except as disclosed in the Hexion SEC Documents filed prior to the date of this Agreement (or, in the case of actions taken after the date hereof, except for such actions that are not prohibited by Section 4.1), since December 31, 2009, (i) Hexion and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects consistent with their past practices and (ii) there has not been any change, circumstance or event that has had, or would reasonably be expected to have, a material adverse effect on Hexion.

(n)                Board Approval.  The Board of Managers of Hexion, by resolutions duly adopted at a meeting duly called and held (the “Hexion Board Approval”), has (i) determined that the transactions contemplated by this Agreement, including the Hexion Merger and the Holdco Merger, are fair to and in the best interests of Hexion and its unitholders, (ii) declared to be advisable the transactions contemplated by this Agreement, including the Hexion Merger and (iii) recommended that the members of Hexion adopt this Agreement and, to the extent necessary, approve the transactions contemplated by this Agreement.  To the knowledge of Hexion, no “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation is applicable to this Agreement, or the transactions contemplated hereby.

(o)               Vote Required.  The Required Hexion Consent is the only vote of the holders of the units or other equity interests of Hexion necessary to approve and adopt this Agreement and the transactions contemplated hereby.  Prior to the Closing, Hexion shall have obtained valid written consents of a sufficient number of holders of units of Hexion in favor of the foregoing matters.

(p)               Properties.  Hexion or one of its Subsidiaries (i) has good and valid title to all the properties and assets reflected in the latest audited balance sheet included in Hexion SEC Documents as being owned by Hexion or one of its Subsidiaries or acquired after the date thereof that are material to Hexion’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due, (B) liens on assets of Subsidiaries of Hexion incurred in the ordinary course of their business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Hexion SEC Documents or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Hexion’s knowledge, the lessor, except in the case of clauses (i) and (ii) above as would not reasonably be expected to have a material adverse effect on Hexion.

(q)               Intellectual Property.  Hexion and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Hexion Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Hexion Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Hexion.  Neither Hexion nor any such Subsidiary has received any written notice of infringement of or conflict with, and to Hexion’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Hexion Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on Hexion.

(r)                 Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement (including, without limitation, Apollo Management IV, L.P. and Apollo Management V, L.P. ), except for the persons set forth on Section 3.1(r) of the Hexion Disclosure Schedule.

(s)                Opinion of Hexion Financial Advisor.  Hexion has received the opinion of its financial advisor, dated the date of this Agreement, to the effect that the Hexion Exchange Ratio is fair, from a financial point of view, to the holders of Hexion Units.

(t)                 Newcos.  Hexion is the sole member of Newco H1.  Newco H1 is the sole member of Newco H2.  None of Newco H1 and Newco H2 has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(u)                Affiliate Transactions.  Except for (i) employment-related contracts filed or incorporated by reference as an exhibit to the Hexion SEC Documents, (ii) Hexion Benefit Plans or (iii) contracts or arrangements for the purchase of raw materials or intermediate products or sale of finished or intermediate products in the ordinary course of business, Section 3.1(u) of the Hexion Disclosure Schedule sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement between Hexion or any of its Subsidiaries, on the one hand, and, on the other hand, any (x) present executive officer or director of either Hexion or any of its Subsidiaries or any person that has served as such an executive officer or director within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the Hexion Units as of the date hereof or (z) to the Knowledge of Hexion, any affiliate of any such officer, director or owner (other than Hexion or any of Hexion’s Subsidiaries).

3.2.            Representations and Warranties of Momentive.  Except (x) as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Momentive to Hexion concurrently herewith (the “Momentive Disclosure Schedule”) (provided that any information set forth in one section of the Momentive Disclosure Schedule also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent) or (y) as disclosed in the Momentive SEC Documents (but excluding any Risk Factors disclosure or similar cautionary or precatory language) filed with the SEC prior to the date hereof, Momentive represents and warrants to Hexion as follows:

(a)                Organization, Standing and Power.  Each of Momentive and its Subsidiaries (including Newco M1 and Newco M2) is a corporation, limited liability company or partnership duly organized, validly existing and, as applicable, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Momentive.  The copies, if any, of the Certificate of Incorporation and Bylaws (or equivalent) of each of Momentive and its Subsidiaries previously furnished to Hexion, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b)               Capital Structure.

(i)                  The authorized capital stock of Momentive consists of 10,000,000 shares of Momentive Common Stock and 1,000,000 shares of preferred stock, $0.01 par value per share (“Momentive Preferred Stock”).  As of the close of business on September 8, 2010, (A) 5,124,876 shares of Momentive Common Stock were issued (including shares held in treasury), 247,853 shares of Momentive Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options, stock units or other awards or pursuant to Momentive’s 2007 Long-Term Incentive Plan (the “Momentive Incentive Plan”), and no shares of Momentive Common Stock were held by Momentive in its treasury or by its Subsidiaries; (B) 500 shares of Momentive Preferred Stock were outstanding, consisting of 500 shares of 13% Series A Cumulative Preferred Stock issued pursuant to the Certificate of Designations, Preferences and Other Rights of 13% Series A Cumulative Preferred Stock, dated as of November 28,

2006; and (C) warrants to purchase up to 155,722 shares of Momentive Common Stock (the “Momentive Warrants”) were outstanding.  All outstanding shares of Momentive Common Stock and Momentive Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.  The shares of Momentive Common Stock that may be issued pursuant to the Momentive Incentive Plan and the Momentive Warrants have been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and non-assessable and not subject to preemptive rights.  No Subsidiary of Momentive owns or holds any Momentive Common Stock or Momentive Preferred Stock.

(ii)                No Voting Debt of Momentive is issued or outstanding.

(iii)               Except for (A) this Agreement, (B) options or awards issued under the Momentive Incentive Plan, which represented, as of September 8, 2010, the right to acquire up to an aggregate of 247,853 shares of Momentive Common Stock,  and (C) the Momentive Warrants, there are no options, warrants, calls, rights, commitments or agreements of any character to which Momentive or any Subsidiary of Momentive is a party or by which it or any such Subsidiary is bound obligating Momentive or any Subsidiary of Momentive to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Momentive or of any Subsidiary of Momentive or obligating Momentive or any Subsidiary of Momentive to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding contractual obligations of Momentive or any of its Subsidiaries (I) to repurchase, redeem or otherwise acquire any shares of capital stock of Momentive or any of its Subsidiaries, other than the Momentive Incentive Plan, or (II) pursuant to which Momentive or any of its Subsidiaries is or could be required to register shares of Momentive Common Stock or other securities under the Securities Act except that certain Amended and Restated Securityholders Agreement, dated as of March 5, 2007, by and among Momentive and the other parties named therein.

(iv)              Since September 8, 2010, Momentive has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Momentive or any of its Subsidiaries, other than pursuant to and as required by the terms of the Momentive Incentive Plan and any employee stock options and other awards issued under the Momentive Incentive Plan prior to September 8, 2010; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Momentive Subsidiaries, any shares of capital stock of Momentive or any of its Subsidiaries; or (C) declared, set aside, made or paid to the stockholders of Momentive dividends or other distributions on the outstanding shares of capital stock of Momentive, other than cash dividends on the Momentive Preferred Stock as required by the terms of such preferred stock as in effect on the date hereof.

(v)                Any units issued by Newco M1 in connection with the Momentive Merger or the Holdco Merger will be validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and shall be free and clear of liens and encumbrances.

(c)                Authority.

(i)                  Momentive has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Momentive Merger and the Holdco Merger to obtaining the Required Momentive Consent, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Momentive, subject in the case of the consummation of the Momentive Merger and the Holdco Merger to obtaining the Required Momentive Consent.  This Agreement has been duly executed and delivered by Momentive and constitutes a valid and binding obligation of Momentive, enforceable against Momentive in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii)                The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any Violation pursuant to, any provision of the Certificate of Incorporation or Bylaws (or equivalent) of Momentive or any Subsidiary of Momentive, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Momentive Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Momentive or any Subsidiary of Momentive or their respective properties or assets, which Violation, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Momentive, disregarding, for purposes of this subsection only, the carveout set forth in clause (6) of the definition of “material adverse effect.”

(iii)               No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Momentive or any Subsidiary of Momentive in connection with the execution and delivery of this Agreement by Momentive or the consummation by Momentive of the transactions contemplated hereby, the failure to make or obtain which would have a material adverse effect on Momentive, except for

(A) the filing of a certificate of merger relating to the Momentive Merger and the Holdco Merger with the Secretary of State of the State of Delaware, (B) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal or state securities laws, (C) notices or filings under the HSR Act and (D) the Foreign Antitrust Approvals.

(d)               SEC Documents; Financial Statements; Regulatory Reports; Undisclosed Liabilities.

(i)                  Momentive Performance Materials Inc. has filed all required reports, schedules, registration statements and other documents with the SEC since January 1, 2008 (the “Momentive SEC Documents”).  As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Momentive SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Momentive SEC Documents, and none of the Momentive SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements included in the Momentive SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10‑Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Momentive Performance Materials Inc. and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(ii)                Other than the Momentive SEC Documents, which are addressed in clause (i) above, Momentive and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2008,  with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments is not reasonably likely to have, either individually or in the aggregate, a material adverse effect on Momentive.

(iii)               Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Momentive Performance Materials Inc. as of December 31, 2009 included in the Momentive SEC Documents, as filed with the SEC, (B) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Momentive Performance Materials Inc. as of June 30, 2010 included in the Momentive SEC Documents, as filed with the SEC, (C) liabilities incurred since June 30, 2010 in the ordinary course of business consistent with past practice, and (D) liabilities that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Momentive, Momentive and its Subsidiaries do not have, and since December 31, 2009 Momentive and its Subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Momentive Performance Materials Inc.’s financial statements in accordance with generally accepted accounting principles).

(iv)              Momentive has engaged in no material business activity other than acting as the holding company of Momentive Performance Materials Inc. and has incurred no material liabilities other than guarantees and other credit supports in favor of Momentive Performance Materials Inc. and its Subsidiaries.

(e)                Information Supplied.  None of the information supplied or to be supplied by Momentive for inclusion or incorporation by reference in the Information Statement will, at the date of mailing to stockholders in connection with the Transaction, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Information Statement will comply as to form in all material respects with the requirements of the DGCL, except that no representation or warranty is made by Momentive with respect to statements made or incorporated by reference therein based on information supplied by Hexion for inclusion or incorporation by reference in the Information Statement.

(f)                 Compliance with Applicable Laws and Reporting Requirements.

(i)                  Momentive and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of Momentive and its Subsidiaries, taken as a whole (the “Momentive Permits”), and Momentive and its Subsidiaries are in compliance with the terms of the Momentive Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Momentive.  The businesses of Momentive and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity (including but not limited to the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001), except for possible violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on Momentive.  To the knowledge of Momentive, no investigation by any Governmental Entity with respect to Momentive or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Momentive.

(ii)                The records, systems, controls, data and information of Momentive and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Momentive or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence.  Momentive and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles.  Momentive (A) has designed disclosure controls and procedures to ensure that material information relating to Momentive, including its consolidated Subsidiaries, is made known to the management of Momentive by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Momentive’s auditors and the audit committee of Momentive’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Momentive’s ability to record, process, summarize and report financial data and have identified for Momentive’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Momentive’s internal controls.  Momentive has made available to Hexion a summary of any such disclosure made by management to Momentive’s auditors and audit committee since December 31, 2009.

(g)                Legal Proceedings.  There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Momentive, threatened, against or affecting Momentive or any Subsidiary of Momentive as to which there is a significant possibility of an adverse outcome that would, individually or in the aggregate, have a material adverse effect on Momentive, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Momentive or any Subsidiary of Momentive having, or that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Momentive or on the Momentive Surviving Corporation.

(h)                Taxes.  Except as would not reasonably be expected to have a material adverse effect:  (i) Momentive and each of its Subsidiaries have filed all tax returns required to be filed by any of them and have paid (or Momentive has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent financial statements contained in the Momentive SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by Momentive and its Subsidiaries accrued through the date of such financial statements; and (ii) no deficiencies or other claims for any taxes have been proposed, asserted or assessed against Momentive or any of its Subsidiaries that are not adequately reserved for.  No election has been filed to classify Newco M1 or Newco M2 as a corporation for federal income tax purposes.

(i)                  Certain Agreements.  Except for this Agreement, neither Momentive nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $5 million or more per annum; (ii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S‑K of the SEC); (iii) that limits the ability of Momentive or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or that requires referrals of business or requires Momentive or any of its affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to Momentive and its Subsidiaries taken as a whole; (iv) with or to a labor union or guild (including any collective bargaining agreement); (v) in the case of a Momentive Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; or (vi) that would prohibit or delay in any material respect the consummation of any of the transactions contemplated by this Agreement.  Momentive has previously made available to Hexion complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.2(i) (collectively referred to herein as the “Momentive Contracts”).  All of the Momentive Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Momentive.  Neither Momentive nor any of its Subsidiaries has, and to the knowledge of Momentive, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Momentive Contract, except in each case for those violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on Momentive.

(j)                 Benefit Plans.

(i)                  With respect to each Benefit Plan under which any employee or former employee of Momentive or any of its Subsidiaries has any present or future right to benefits that is maintained or contributed to by Momentive or any of its Subsidiaries or under which Momentive or any of its Subsidiaries has any present or future liability (the “Momentive Benefit Plans”), Momentive has made available, or within 30 days after the execution hereof will make available upon request, to Hexion a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) such Momentive Benefit Plan, (C) each trust agreement relating to such Momentive Benefit Plan, (D) the most recent summary plan description for each Momentive Benefit Plan for which a summary plan description is required by ERISA, (E) the most recent actuarial report or valuation relating to a Momentive Benefit Plan subject to Title IV of

ERISA and (F) the most recent determination letter issued by the IRS with respect to any Momentive Benefit Plan qualified under Section 401(a) of the Code.

(ii)                Except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Momentive or any of its Subsidiaries with respect to each Momentive Benefit Plan, Momentive and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Momentive Benefit Plans and each Hexion Benefit Plan has been administered in all material respects in accordance with its terms.

(iii)               No Momentive Benefit Plan or Momentive Incentive Plan exists that could result in the payment to any present or former employee of Momentive or any Subsidiary of Momentive of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Momentive or any Subsidiary of Momentive as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

(k)               Subsidiaries.  All of the shares of capital stock or other equity interests of each of the Subsidiaries held by Momentive or by another Subsidiary of Momentive are fully paid and nonassessable and are owned by Momentive or a Subsidiary of Momentive free and clear of any claim, lien or encumbrance.

(l)                  Agreements with Regulators.  Neither Momentive nor any Subsidiary of Momentive is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Momentive been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions.

(m)              Absence of Certain Changes or Events.  Except as disclosed in the Momentive SEC Documents filed prior to the date of this Agreement (or, in the case of actions taken after the date hereof, except for such actions that are not prohibited by Section 4.2), since December 31, 2009, (i) Momentive and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects consistent with their past practices and (ii) there has not been any change, circumstance or event that has had, or would reasonably be expected to have, a material adverse effect on Momentive.

(n)                Board Approval.  The Board of Directors of Momentive, by resolutions duly adopted at a meeting duly called and held (the “Momentive Board Approval”), has (i) determined that the transactions contemplated by this Agreement, including the Momentive Merger and the Holdco Merger, are fair to and in the best interests of Momentive and its stockholders, (ii) declared to be advisable the transactions contemplated by this Agreement, including the Momentive Merger and (iii) recommended that the stockholders of Momentive adopt this Agreement and, to the extent necessary, approve the transactions contemplated by this Agreement.  The Momentive Board Approval constitutes approval of this Agreement and the Momentive Merger for purposes of Section 203 of the DGCL such that no additional stockholder approval (other than the Required Momentive Consent) shall be required pursuant to such Article to consummate the Momentive Merger, the Holdco Merger and the other transactions contemplated by this Agreement.  To the knowledge of Momentive, no “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation is applicable to this Agreement, or the transactions contemplated hereby.

(o)               Vote Required.  The Required Momentive Consent is the only vote of the holders of any class or series of Momentive capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.  Prior to the Closing, Momentive shall have obtained valid written consents of a sufficient number of holders of Momentive Common Stock in favor of the foregoing matters.

(p)               Properties.  Momentive or one of its Subsidiaries (i) has good and valid title to all the properties and assets reflected in the latest audited balance sheet included in Momentive SEC Documents as being owned by Momentive or one of its Subsidiaries or acquired after the date thereof that are material to Momentive’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due, (B) liens on assets of Subsidiaries of Momentive incurred in the ordinary course of their business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Momentive SEC Documents or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Momentive’s knowledge, the lessor, except in the case of clauses (i) and (ii) above as would not reasonably be expected to have a material adverse effect on Momentive.

(q)               Intellectual Property.  Momentive and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Momentive Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Momentive Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Momentive.  Neither Momentive nor any such Subsidiary has received any written notice of infringement of or conflict with, and to Momentive’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Momentive Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on Momentive.

(r)                 Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement (including, without limitation, Apollo Management VI, L.P.), except for the persons set forth on Section 3.2(r) of the Momentive Disclosure Schedule.

(s)                Opinion of Momentive Advisor.  Momentive has received the opinion of Gleacher & Company Securities, Inc., dated the date of this Agreement, to the effect that the Momentive Merger Consideration to be paid to the holders of Momentive Common Stock is fair, from a financial point of view, to such holders.

(t)                 Newcos.  Momentive is the sole member of Newco M1.  Newco M1 is the sole member of Newco M2.  Neither Newco M1 nor Newco M2 has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(u)                Affiliate Transactions.  Except for (i) employment-related contracts filed or incorporated by reference as an exhibit to the Momentive SEC Documents, (ii) Momentive Benefit Plans or (iii) contracts or arrangements for the purchase of raw materials or intermediate products or sale of finished or intermediate products in the ordinary course of business, Section 3.2(u) of the Momentive Disclosure Schedule sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement between Momentive or any of its Subsidiaries, on the one hand, and, on the other hand, any (x) present executive officer or director of either Momentive or any of its Subsidiaries or any person that has served as such an executive officer or director within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the Momentive Common Stock as of the date hereof or (z) to the Knowledge of Momentive, any affiliate of any such officer, director or owner (other than Momentive or any of Momentive’s Subsidiaries).

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1.            Covenants of Hexion.  During the period from the date of this Agreement and continuing until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, Hexion agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement (including the Hexion Disclosure Schedule) or to the extent that Momentive shall otherwise consent in writing:

(a)                Ordinary Course.  Hexion and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect on the Closing Date.  Hexion shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, or (iii) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice.

(b)               Dividends; Changes in Stock.  Hexion shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of Hexion, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than in connection with (x) termination of an employee pursuant to that certain Amended and Restated Investor Rights Agreement, dated as of May 31, 2005, among Hexion, Hexion Specialty Chemicals, Inc., and the holders identified therein or (y) the acquisition of shares of its capital stock in satisfaction of tax withholding obligations or the payment of exercise price in accordance with the terms of any equity compensation plan as in effect on the date hereof.

(c)                Issuance of Securities.  Hexion shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any units of its capital stock, any Voting Debt, any appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such units or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Hexion Units upon the exercise or settlement of Hexion Options, appreciation rights, units or other equity rights or obligations under the Hexion Incentive Plan or Hexion Benefit Plan in accordance with the terms of the applicable Hexion Incentive Plan or Hexion Benefit Plan in effect on the date of this Agreement or issuances of equity options and other equity awards in the ordinary course of business provided that the number of Hexion Units underlying such equity options and other equity awards shall not exceed 1% of the Hexion Units outstanding as of the date hereof and (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Hexion, (iii)

issuances in respect of any Acquisitions by Hexion or its Subsidiaries permitted by Section 4.1(e), including any financings therefor, and (iv) as disclosed in the Hexion Disclosure Schedule.

(d)               Governing Documents, Etc.  Hexion shall not amend or propose to amend the Hexion Operating Agreement or, except as permitted by Section 4.1(e) or (f),  enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned Subsidiary of Hexion.

(e)                No Acquisitions.  Other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, “Acquisitions”) that (A) are listed on the Hexion Disclosure Schedule or (B) for which the fair market value of the total consideration paid by Hexion and its Subsidiaries in such Acquisitions does not exceed in the aggregate the amount set forth in the Hexion Disclosure Schedule, Hexion shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval or (ii) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

(f)                 No Dispositions.  Other than (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, (ii) dispositions referred to in Hexion SEC Documents filed prior to the date of this Agreement or as disclosed in the Hexion Disclosure Schedule, (iii) securitization activities in the ordinary course of business consistent with past practice, (iv) other activities in the ordinary course of business consistent with past practice and (v) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed in the aggregate the amount set forth in the Hexion Disclosure Schedule, Hexion shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Hexion and its Subsidiaries) that are material, individually or in the aggregate, to Hexion.

(g)                Indebtedness.  Hexion shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Hexion or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (i)

indebtedness incurred in connection with acquisitions permitted by Section 4.1(e), (ii) in replacement of existing or maturing debt (together with any additional amounts required to pay fees and expenses in connection therewith), (iii) indebtedness of any Subsidiary of Hexion to Hexion or to another Subsidiary of Hexion, (iv) in the ordinary course of business consistent with past practice or (v) pursuant to that certain letter agreement, dated March 3, 2009, by and among Hexion, Hexion Specialty Chemicals, Inc., Euro VI (BC) S. à r. l., Euro V (BC) S. à r. l. and AAA Co-Invest VI (EHS-BC) S.à r.l.

(h)                Other Actions.  Hexion shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Hexion or on Holdco following the Closing, or in any of the conditions set forth in Article VI not being satisfied or in a violation of any provision of this Agreement or (unless such action is required by applicable law) that would adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(d).

(i)                  Accounting Methods.  Hexion shall not change its methods of accounting in effect at December 31, 2009, except as required by changes in generally accepted accounting principles as concurred in by Hexion’s independent auditors.

(j)                 Tax-Free Treatment.  Hexion shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Closing, that would reasonably be expected to disqualify the Momentive Merger, the Hexion Merger and the Holdco Merger, taken together, from being treated as a tax-free transaction described in Section 721 of the Code.

(k)               Compensation and Benefit Plans.  Hexion shall not, and shall not permit any of its Subsidiaries to (i) other than in the ordinary course of business consistent with past practice, enter into, adopt, amend (except for such amendments as may be required by law) or terminate any Hexion Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between Hexion or a Subsidiary of Hexion and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or other benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement  (or any event closely associated therewith including without limitation any termination of employment), (iv) grant any stock option, restricted stock, restricted stock unit or other equity-related award pursuant to the Hexion Incentive

Plan or otherwise on or after the date hereof or (v) enter into or amend any collective bargaining agreements, except in the ordinary course of business consistent with past practice.

(l)                  No Liquidation.  Except as disclosed in the Hexion Disclosure Schedule, Hexion shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m)              Other Agreements.  Hexion shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

4.2.            Covenants of Momentive.  During the period from the date of this Agreement and continuing until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, Momentive agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement (including the Momentive Disclosure Schedule) or to the extent that Hexion shall otherwise consent in writing:

(a)                Ordinary Course.  Momentive and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect on the Closing Date.  Momentive shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, or (iii) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice.

(b)               Dividends; Changes in Stock.  Momentive shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of Momentive, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock, or any securities convertible into or exercisable for any shares of its capital stock, other than in connection with (x) termination of an employee pursuant to that certain Amended and Restated Securityholders Agreement, dated as of March 5, 2007, by and among Momentive and the holders identified therein or (y) the acquisition of shares of its capital stock in satisfaction of tax withholding obligations or the payment of exercise price in accordance with the terms of any equity compensation plan as in effect on the date hereof.

(c)                Issuance of Securities.  Momentive shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Momentive Common Stock upon the exercise or settlement of Momentive Stock Options, stock appreciation rights, units or other equity rights or obligations under the Momentive Incentive Plan or Momentive Benefit Plan in accordance with the terms of the applicable Momentive Incentive Plan or Momentive Benefit Plan in effect on the date of this Agreement or issuances of stock options and other equity awards in the ordinary course of business provided that the number of shares of Momentive Common Stock underlying such equity options and other equity awards shall not exceed 1% of the shares of Momentive Common Stock outstanding as of the date hereof and (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Momentive, (iii) issuances in respect of any Acquisitions by Momentive or its Subsidiaries permitted by Section 4.2(e), including any financings therefor, and (iv) as disclosed in the Momentive Disclosure Schedule.

(d)               Governing Documents, Etc.  Momentive shall not amend or propose to amend its Certificate of Incorporation or Bylaws or, except as permitted by Section 4.2(e) or (f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned Subsidiary of Momentive.

(e)                No Acquisitions.  Other than Acquisitions that (A) are listed on the Momentive Disclosure Schedule or (B) for which the fair market value of the total consideration paid by Momentive and its Subsidiaries in such Acquisitions does not exceed in the aggregate the amount set forth in the Momentive Disclosure Schedule, Momentive shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval or (ii) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

(f)                 No Dispositions.  Other than (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, (ii) dispositions referred to in Momentive SEC Documents filed prior to the date of this Agreement or as disclosed in the Momentive Disclosure Schedule, (iii) securitization activities in the ordinary course of business consistent with past practice, (iv) other activities in the ordinary course of business consistent with past practice and (v) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed in the aggregate the amount set forth in the Momentive Disclosure Schedule, Momentive shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Momentive and its Subsidiaries) that are material, individually or in the aggregate, to Momentive.

(g)                Indebtedness.  Momentive shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Momentive or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (i) indebtedness incurred in connection with acquisitions permitted by Section 4.2(e), (ii) in replacement of existing or maturing debt (together with any additional amounts required to pay  fees and expenses in connection therewith), (iii) indebtedness of any Subsidiary of Momentive to Momentive or to another Subsidiary of Momentive or (iv) in the ordinary course of business consistent with past practice.

(h)                Other Actions.  Momentive shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Momentive or on Holdco following the Closing, or in any of the conditions set forth in Article VI not being satisfied or in a violation of any provision of this Agreement or (unless such action is required by applicable law) that would adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(d).

(i)                  Accounting Methods.  Momentive shall not change its methods of accounting in effect at December 31, 2009, except as required by changes in generally accepted accounting principles as concurred in by Momentive’s independent auditors.

(j)                 Tax-Free Treatment.  Momentive shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Closing, that would reasonably be expected to disqualify the Momentive Merger, the Hexion Merger and the Holdco Merger, taken together, from being treated as a tax-free transaction described in Section 721 of the Code.

(k)               Compensation and Benefit Plans.  Momentive shall not, and shall not permit any of its Subsidiaries to (i) other than in the ordinary course of business consistent with past practice, enter into, adopt, amend (except for such amendments as may be required by law) or terminate any Momentive Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between Momentive or a Subsidiary of Momentive and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or other benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement (or any event closely associated therewith including without limitation any termination of employment), (iv) grant any stock option, restricted stock, restricted stock unit or other equity-related award pursuant to the Momentive Incentive Plan or otherwise on or after the date hereof or (v) enter into or amend any collective bargaining agreements, except in the ordinary course of business consistent with past practice.

(l)                  No Liquidation.  Except as disclosed in the Momentive Disclosure Schedule, Momentive shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m)              Other Agreements.  Momentive shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

4.3.            Transition.  During the period from the date of this Agreement and continuing until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, (a) in order to facilitate the integration of the operations of Hexion and Momentive and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Closing the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Transaction, each of Hexion and Momentive shall, and shall cause its Subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition; (b) each of Hexion and Momentive shall, and shall cause its Subsidiaries to, make available to the other at its facilities and those of its Subsidiaries, where determined by Hexion or Momentive, as the case may be, to be appropriate and necessary, office space in order to assist it in observing all operations and reviewing, to the extent not in violation of applicable laws, all matters concerning the affairs of the other party; and (c) without in any way limiting the provisions of Section 5.2, each of Hexion and Momentive, their respective Subsidiaries and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice, be entitled to review the operations and visit the facilities of the other party and its Subsidiaries at all times as may be deemed reasonably necessary by Hexion or Momentive, as the case may be, in order to accomplish the foregoing arrangements.

4.4.            Advice of Changes; Government Filings.  Each of Hexion and Momentive shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which would reasonably be expected to have, a material adverse effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to satisfy a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right.  Hexion and Momentive shall file all reports required to be filed by each of them (and shall caused to be filed all reports required to be filed by each of their Subsidiaries) with the SEC between the date of this Agreement and the Closing and shall deliver to the other party copies of all such reports promptly after the same are filed.  Each of Hexion and Momentive shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of Hexion and Momentive agrees to act reasonably and as promptly as practicable.  Each of Hexion and Momentive agrees that to the extent practicable it will consult with the other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

4.5.            Control of Other Party’s Business.  Nothing contained in this Agreement (including, without limitation, Section 4.3) shall give Hexion or Holdco, directly or indirectly, the right to control or direct the operations of Momentive or shall give Momentive or Holdco, directly or indirectly, the right to control or direct the operations of Hexion prior to the Closing.  Prior to the Closing, each of Hexion and Momentive shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1.            Preparation of Information Statement.  As promptly as reasonably practicable, but in no event later than 10 days following the Effective Time, Momentive shall prepare, and Hexion shall cooperate in preparing, an information statement notifying the Momentive stockholders of the approval of the Momentive Merger, the Holdco Merger and the other transactions contemplated hereby and the availability of appraisal rights, pursuant to and subject to the limitations set forth in Section 262 of the DGCL (such information statement, and any amendments or supplements thereto, the “Information Statement”), to the extent required by the DGCL.  Hexion and Momentive, in reasonable consultation with the other, shall use their reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Transaction and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.  If at any time prior to the mailing of the Information Statement to the Momentive stockholders, any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to the Information Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly disseminated to the stockholders of  Momentive.

5.2.            Access to Information.

(a)                Upon reasonable notice, Hexion and Momentive shall each (and shall cause each of their respective Subsidiaries to) afford to the other and to the representatives of the other, reasonable access, during normal business hours during the period prior to the Closing, to all its properties, books, contracts and records and, during such period, each of Hexion and Momentive shall (and shall cause each of their respective Subsidiaries to) make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or the rules and regulations of self regulatory organizations (other than reports or documents which such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request.  None of Hexion, Momentive, or any Subsidiary of Hexion or Momentive shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.  The parties will use reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)               The parties will hold any such information which is nonpublic in confidence, subject to the requirements of applicable law, and unless such information (i) is already in the receiving party’s possession, provided that such information is not known by the receiving party to be subject to another confidentiality agreement with or other obligation of secrecy to the disclosing party, (ii) becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives or (iii) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or their representatives, provided that such source is not known by the receiving party to be bound by a confidentiality agreement with or other obligation of secrecy to the disclosing party.

(c)                No investigation by either Hexion or Momentive conducted through the access rights described in this Section 5.2 or otherwise shall affect the representations and warranties of the other.

5.3.            Reasonable Best Efforts.

(a)                Each of Momentive and Hexion shall, and shall cause its Subsidiaries to, (i) use all reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Transaction and to consummate the transactions contemplated by this Agreement as promptly as practicable and (ii) obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption will result in a condition or restriction on such party or on Holdco having an effect of the type referred to in Section 6.1(d).  Each of Momentive and Hexion will promptly cooperate with and furnish information to the other in connection with any such efforts by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

(b)               Each of Hexion and its Board of Managers and Momentive and its Board of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement or any transactions contemplated hereby, use all reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

5.4.            Fees and Expenses.  All costs and expenses incurred by the parties in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

5.5.            Indemnification; Directors’ and Officers’ Insurance.

(a)                From and after the Closing,  Holdco shall, or cause one or more of its Subsidiaries to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director, member, authorized person or employee of Hexion, Momentive or any of their respective Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, member, authorized person, officer or employee of Hexion, Momentive or any of their respective Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Hexion or Momentive, as applicable, pursuant to such entities’ Certificate of Incorporation, Operating Agreement, Bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, members, authorized persons, officers and employees of such entity and its Subsidiaries.

(b)               For a period of six years from and after the Closing, Holdco, Momentive and Hexion shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Momentive, Hexion or their respective subsidiaries or provide substitute policies for Momentive, Hexion and their former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Momentive or Hexion in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Momentive or Hexion, respectively, with respect to claims arising from facts or events that occurred on or before the Closing, except that in no event shall Holdco be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the sum of the annual premiums payable by Momentive and Hexion for the year ended 2009 (the “Maximum Amount”), and if Holdco is unable to obtain the insurance required by this Section 5.5(b) it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period.  In lieu of such insurance, prior to the Closing Date each of Momentive and Hexion may purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for itself and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by either Momentive or Hexion, as the case may be, for up to 300% of the annual premium payable by Momentive or Hexion, as applicable, for such insurance for the year ending December 31, 2009, in which event Holdco shall cease to have any obligations under the first sentence of this Section 5.5(b).  Holdco shall cause such policies to be maintained in full force and effect, and the obligations thereunder to be honored.

(c)                Holdco shall pay or cause to be paid (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 5.5.

(d)               If Holdco or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holdco, as the case may be, shall assume the obligations set forth in this Section 5.5.

(e)                The provisions of this Section 5.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

5.6.            Hexion Options and Other Equity-Based Awards.

(a)                Each option to purchase Hexion Units (a “Hexion Option”) granted under the employee and director equity plans of Hexion (the “Hexion Equity Plans”), whether vested or unvested, that is outstanding immediately prior to the  Effective Time shall, at such time, cease to represent a right to acquire shares of Hexion Units and shall be converted, at the Holdco Merger Effective Time, into an option to purchase common units of Holdco (a “Holdco Option”), on the same terms and conditions as were applicable under such Hexion Option (but taking into account any changes thereto, including any acceleration thereof, provided for in the Hexion Equity Plans, in any award agreement or in such Hexion Option by reason of this Agreement or the transactions contemplated hereby).  The number of common units of Holdco subject to each such Holdco Option shall be the number of Hexion Units subject to each such Hexion Option multiplied by the Hexion Exchange Ratio, rounded, if necessary, down to the nearest whole common unit of Holdco, and such Holdco Option shall have an exercise price (or base price) per share (rounded up to the nearest one-hundredth of a cent) equal to the per share exercise price (or base price) of such Hexion Option divided by the Hexion Exchange Ratio.

(b)               At the Effective Time, each right of any kind, contingent or accrued, to receive Hexion Units or benefits measured by the value of a number of Hexion Units, and each award of any kind consisting of shares of Hexion Units, granted under the Hexion Equity Plans (including restricted equity, restricted equity units, deferred equity units and dividend equivalents), other than Hexion Options (each, a “Hexion Equity-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to Hexion Units and shall be converted, at the Holdco Merger Effective Time, into a right or award with respect to common units of Holdco (a “Holdco Equity-Based Award”), on the same terms and conditions as were applicable under the Hexion Equity-Based Awards (but taking into account any changes thereto, including any acceleration thereof, provided for in the Hexion Equity Plans, in any award agreement or in such Hexion Equity-Based Award by reason of this Agreement or the transactions contemplated hereby).  The number of common units of Holdco subject to each such Holdco Equity-Based Award shall be equal to the number of Hexion Units subject to the Hexion Equity-Based Award, multiplied by the Hexion Exchange Ratio, rounded, if necessary, down to the nearest whole common unit of Holdco.  All dividend equivalents credited to the account of each holder of a Hexion Equity-Based Award as of the Holdco Merger Effective Time shall remain credited to such holder’s account immediately following the Holdco Merger Effective Time, subject to adjustment in accordance with the foregoing.

(c)                As soon as practicable after the Holdco Merger Effective Time, Hexion shall deliver to the holders of Hexion Options and Hexion Equity-Based Awards appropriate notices setting forth such holders’ rights pursuant to the respective Hexion Plans and agreements evidencing the grants of such Hexion Options and Hexion Equity-Based Awards, and stating that such Hexion Options and Hexion Equity-Based Awards shall be converted into Holdco Options and Holdco Equity-Based Awards, respectively, pursuant to this Section 5.6 and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.6 after giving effect to the Mergers and the terms of the Hexion Equity Plans).

(d)               Prior to the Holdco Merger Effective Time, Hexion shall take all necessary action for the adjustment of Hexion Options and Hexion Equity-Based Awards under this Section 5.6.  Holdco shall reserve for issuance a number of common units of Holdco at least equal to the number of common units of Holdco that will be subject to Holdco Options and Holdco Equity-Based Awards as a result of the actions contemplated by this Section 5.6.

(e)                The parties agree and acknowledge that, following the Holdco Merger Effective Time, the obligation to deliver Holdco common units in respect of the Hexion Options and the Hexion Equity-Based Awards that have been converted pursuant to the foregoing provisions of this Section 5.6 shall continue to be an obligation of Hexion (or the Hexion Subsidiary that is a party to the particular Hexion Stock Option or Hexion Equity-Based Award, as the case may be).  In connection with an exercise or payment of such a Hexion Option or Hexion Equity-Based Award that has been so converted, it is intended that Holdco shall deliver common units of Holdco to Hexion in order to satisfy Hexion’s (or its Subsidiary’s) obligation to deliver common units of Holdco pursuant to such award.  In furtherance of the foregoing, the parties hereto agree to reasonably cooperate to implement agreements and/or other instruments, as the parties may determine, to provide for the delivery of common units of Holdco in connection with the exercise or payment of any such award to the appropriate Hexion entity.

5.7.            Momentive Stock Options and Other Equity-Based Awards.

(a)                Each option to purchase shares of Momentive Common Stock (a “Momentive Stock Option”) granted under the employee and director stock plans of Momentive (the “Momentive Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at such time, cease to represent a right to acquire shares of Momentive Common Stock and shall be converted, at the Holdco Merger Effective Time, into a Holdco Option, on the same terms and conditions as were applicable under such Momentive Stock Option (but taking into account any changes thereto, including any acceleration thereof, provided for in the Momentive Stock Plans, in any award agreement or in such Momentive Stock Option by reason of this Agreement or the transactions contemplated hereby).  The number of common units of Holdco subject to each such Holdco Option shall be the number of shares of Momentive

Common Stock subject to each such Momentive Stock Option multiplied by the Momentive Exchange Ratio, rounded, if necessary, down to the nearest whole common unit of Holdco, and such Holdco Option shall have an exercise price (or base price) per share (rounded up to the nearest one-hundredth of a cent) equal to the per share exercise price (or base price) of such Momentive Stock Option divided by the Momentive Exchange Ratio.

(b)               At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Momentive Common Stock or benefits measured by the value of a number of shares of Momentive Common Stock, and each award of any kind consisting of shares of Momentive Common Stock, granted under the Momentive Stock Plans (including restricted stock, restricted stock units, deferred stock units and dividend equivalents), other than Momentive Stock Options (each, a “Momentive Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Momentive Common Stock and shall be converted, at the Holdco Merger Effective Time, into a Holdco Equity-Based Award, on the same terms and conditions as were applicable under the Momentive Stock-Based Awards (but taking into account any changes thereto, including any acceleration thereof, provided for in the Momentive Stock Plans, in any award agreement or in such Momentive Stock-Based Award by reason of this Agreement or the transactions contemplated hereby).  The number of common units of Holdco subject to each such Holdco Equity-Based Award shall be equal to the number of shares of Momentive Common Stock subject to the Momentive Stock-Based Award, multiplied by the Momentive Exchange Ratio, rounded, if necessary, down to the nearest whole common unit of Holdco.  All dividend equivalents credited to the account of each holder of a Momentive Stock-Based Award as of the Holdco Merger Effective Time shall remain credited to such holder’s account immediately following the Holdco Merger Effective Time, subject to adjustment in accordance with the foregoing.

(c)                As soon as practicable after the Holdco Merger Effective Time, Holdco shall deliver to the holders of Momentive Stock Options and Momentive Stock-Based Awards appropriate notices setting forth such holders’ rights pursuant to the respective Momentive Stock Plans and agreements evidencing the grants of such Momentive Stock Options and Momentive Stock-Based Awards, and stating that such Momentive Stock Options and Momentive Stock-Based Awards shall be converted into Holdco Options and Holdco Equity-Based Awards, respectively, pursuant to this Section 5.7 and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.7 after giving effect to the Mergers and the terms of the Momentive Stock Plans).

(d)               Prior to the Holdco Merger Effective Time, Momentive shall take all necessary action for the adjustment of Momentive Stock Options and Momentive Stock-Based Awards under this Section 5.7.  Holdco shall reserve for issuance a number of common units of Holdco at least equal to the number of common units of Holdco that will be subject to Holdco Options and Holdco Equity-Based Awards as a result of the actions contemplated by this Section 5.7.

(e)                The parties agree and acknowledge that, following the Holdco Merger Effective Time, the obligation to deliver Holdco common units in respect of the Momentive Stock Options and the Momentive Stock-Based Awards that have been converted pursuant to the foregoing provisions of this Section 5.7 shall continue to be an obligation of Momentive (or the Momentive Subsidiary that is a party to the particular Momentive Stock Option or Momentive Stock-Based Award, as the case may be).  In connection with an exercise or payment of such a Momentive Stock or Momentive Stock-Based Award that has been so converted, it is intended that Holdco shall deliver common units of Holdco to Momentive in order to satisfy Momentive’s (or its Subsidiary’s) obligation to deliver common units of Holdco pursuant to such award.  In furtherance of the foregoing, the parties hereto agree to reasonably cooperate to implement agreements and/or other instruments, as the parties may determine, to provide for the delivery of common units of Holdco in connection with the exercise or payment of any such award to the appropriate Momentive entity.

5.8.            Public Announcements.  Hexion and Momentive shall consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.9.            Investment Commitment Amendment.  As of no later than immediately prior to the Effective Time, Hexion and Momentive shall, and shall cause their applicable Subsidiaries and Affiliates (including Holdco) to, execute an Amendment to the Investment Commitment Letter in the form agreed among the parties (the “Investment Commitment Amendment”), which Investment Commitment Amendment shall be effective as of the Effective Time and shall amend and replace the investment commitment letter among Hexion, Hexion Specialty Chemicals, Inc., Euro VI (BC) S.à r. l., Euro V (BC) S.à r. l. and AAA Co-Invest VI (EHS-BC) S.à r.l.

5.10.        Shared Services Agreement.  As of no later than immediately prior to the Effective Time, Hexion and Momentive shall, and/or shall cause their applicable Subsidiaries to, execute the Shared Services Agreement in the form agreed among the parties (the “Shared Services Agreement”), which Shared Services Agreement shall be effective as of the Effective Time.

5.11.        Additional Agreements.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Holdco or its Subsidiaries with full title to all properties, assets, rights, approvals, immunities and franchises of either of Momentive or Hexion, the proper officers and directors of each party to this Agreement shall take all such necessary action.

ARTICLE VI
CONDITIONS PRECEDENT

6.1.            Conditions to Each Party’s Obligation To Effect the Transaction.  The respective obligation of each party to effect the Transaction shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)                Equityholder Approval.  Hexion shall have obtained the Required Hexion Consent in connection with the adoption of the Hexion Merger, and Momentive shall have obtained the Required Momentive Consent in connection with the adoption of the Momentive Merger.

(b)               Other Approvals.  Other than the filing of the Hexion Merger Certificate, the Momentive Merger Certificate and the Holdco Merger Certificate, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity that are necessary for the consummation of the Transaction or those the failure of which to be obtained would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Holdco, shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

(c)                No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Transaction shall be in effect.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Transaction, by any Governmental Entity of competent jurisdiction that makes the consummation of the Transaction illegal.

(d)               Burdensome Condition.  There shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Transaction by any Governmental Entity of competent jurisdiction that, in connection with the grant of a Requisite Regulatory Approval or otherwise, imposes any condition or restriction upon Holdco or its Subsidiaries that would reasonably be expected to have a material adverse effect after the Closing on the present or prospective consolidated financial condition, business or operating results of Holdco.

6.2.            Conditions to Obligations of Hexion.  The obligation of Hexion to effect the Transaction is subject to the satisfaction of the following conditions unless waived by Hexion:

(a)                Representations and Warranties.  The representations and warranties of Momentive set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Momentive or Holdco following the Closing, and Hexion shall have received a certificate signed on behalf of Momentive by the Chief Executive Officer and by the Chief Financial Officer of Momentive to such effect.

(b)               Performance of Obligations of Momentive.  Momentive shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Hexion shall have received a certificate signed on behalf of Momentive by the Chief Executive Officer and by the Chief Financial Officer of Momentive to such effect.

6.3.            Conditions to Obligations of Momentive.  The obligation of Momentive to effect the Transaction is subject to the satisfaction of the following conditions unless waived by Momentive:

(a)                Representations and Warranties.  The representations and warranties of Hexion set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Hexion or Holdco following the Closing, and Momentive shall have received a certificate signed on behalf of Hexion by the Chairman and Chief Executive Officer and by the Chief Financial Officer of Hexion to such effect.

(b)               Performance of Obligations of Hexion.  Hexion shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Momentive shall have received a certificate signed on behalf of Hexion by the Chairman and Chief Executive Officer and by the Chief Financial Officer of Hexion to such effect.

ARTICLE VII
Termination and Amendment

7.1.            Termination.  Prior to the Effective Time, this Agreement may be terminated, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after obtaining the Required Hexion Consent or the Required Momentive Consent:

(a)                by mutual consent of Momentive and Hexion in a written instrument;

(b)               by either Hexion or Momentive, upon written notice to the other party, if a Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied approval of the Transaction or imposed a condition or restriction of the type referred to in Section 6.1(d) and such denial or imposition has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transaction, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

(c)                by either Momentive or Hexion upon written notice to the other party, if the Hexion Merger or the Momentive Merger shall not have been consummated on or before December 31, 2010; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d)               by either Hexion or Momentive, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or an inaccuracy in any of the representations or warranties set forth in this Agreement on the part of such other party, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.2(a) or 6.2(b) or 6.3(a) or 6.3(b), as the case may be, and which breach or inaccuracy has not been cured within 60 days following written notice thereof to the breaching party or party making such representation or warranty, as applicable, or, by its nature, cannot be cured within such time period; or

(e)                by either Hexion or Momentive, if the Required Hexion Consent or Required Momentive Consent shall not have been obtained on or before December 31, 2010.

7.2.            Effect of Termination.  In the event of termination of this Agreement by either Momentive or Hexion as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party to this Agreement or their respective officers or directors, except with respect to Section 5.2(b) and this Section 7.2, which shall survive such termination, and except that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

7.3.            Amendment.  This Agreement may be amended by mutual consent of Momentive and Hexion, by action taken or authorized by their respective Board of Directors and Board of Managers, at any time before or after obtaining the Required Hexion Consent or the Required Momentive Consent.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Momentive and Hexion.

7.4.            Extension; Waiver.  At any time prior to the Closing, Hexion and Momentive may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.  No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE VIII
GENERAL PROVISIONS

8.1.            Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing.

8.2.            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)                if to Momentive, to:

Momentive Performance Materials Holdings Inc.
22 Corporate Woods Blvd.

Albany, New York 12211

Attn:  Douglas A. Johns
Telecopy No.:  (518) 533-4662

with a copy to

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:         Andrew J. Nussbaum

                        Benjamin M. Roth

Telecopy No.:  (212) 403-2000

(b)               if to Hexion, to:

Hexion LLC
180 East Broad Street

Columbus, Ohio  43215

Attention:  Mary Ann Jorgenson
Telecopy No.:  (614) 225-2108

with a copy to:

O’Melveny & Myers LLP
7 Times Square
New York, New York 10036
Attention:  John M. Scott

Telecopy No.:  (212) 326-2061

8.3.            Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The phrase “made available” in this Agreement shall mean that the information referred to has been made available if specifically requested by the party to whom such information is to be made available.  The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement.  Any pronoun shall include the corresponding masculine, feminine and neuter forms.  The phrases “known” or “knowledge” mean, with respect to either party to this Agreement, the actual knowledge of such party’s executive officers.

8.4.            Counterparts.  This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

8.5.            Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the confidentiality agreement by and among Hexion, Hexion Specialty Chemicals, Inc., Momentive and Momentive Performance Materials Inc., dated April 27, 2010, which shall survive the execution and delivery of this Agreement and (b) except as provided in Section 5.5, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.6.            Limitation of Liability.  Notwithstanding anything to the contrary in this Agreement, if any party to this Agreement fails to effect the Closing for any or no reason or otherwise breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), no party shall have any remedy (whether at law, in equity, in contract, in tort or otherwise) against the breaching party’s former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”) or any Related Party of any Related Party for any breach, loss or damage.

8.7.            Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

8.8.            Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Transaction that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.9.            Assignment.  Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.10.        Submission to Jurisdiction.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.10; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.  Each of the parties consents to service being made through the notice procedures set forth in Section 8.2 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

8.11.        Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

8.12.        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC.

By:       /s/ Jonathan D. Rich__________

            Name: Jonathan D. Rich

            Title: President & CEO

MERCURY SUB 1 LLC

By:       /s/ Douglas A. Johns

            Name: Douglas A. Johns

            Title: General Counsel & Secretary

MERCURY SUB 2 LLC

By:       /s/ Douglas A. Johns

            Name: Douglas A. Johns

            Title: General Counsel & Secretary

[Signature Page to Combination Agreement]

HEXION LLC

By:       /s/ Craig O. Morrison

            Name: Craig O. Morrison

            Title: President & Chief Executive Officer

HEXION NEWCO 1, LLC

By:       /s/ Craig O. Morrison

            Name: Craig O. Morrison

            Title: Authorized Person

HEXION NEWCO 2, LLC

By:       /s/ Craig O. Morrison

            Name: Craig O. Morrison

            Title: Authorized Person

[Signature Page to Combination Agreement]